Exhibit 12

                               TRIMAS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Dollar Amounts in Thousands)


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                                          Nine Months Ended       Three Months Ended
                                            September 30,           September 30,
                                          1997         1996       1997          1996


Earnings:

       Income before income taxes        $88,950    $76,050     $28,180    $23,670
       Fixed charges                       5,310      8,970       1,590      2,900

       Earnings before fixed
         charges                         $94,260    $85,020     $29,770    $26,570



Fixed Charges:

       Interest                           $4,520     $8,360      $1,320     $2,690
       Portion of rental expense             940        700         320        230

       Fixed charges                      $5,460     $9,060      $1,640     $2,920

Ratios of earnings to fixed charges         17.3        9.4        18.2        9.1

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